Exhibit 24.2
Adoption of 2014 Long-Term Incentive Plan;
Termination of 2006 Long-Term Incentive Plan

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PG&E CORPORATION

February 19, 2014

WHEREAS, the Compensation Committee (the “Committee”) has recommended to this Board of Directors that it adopt the PG&E Corporation 2014 Long-Term Incentive Plan (the “2014 LTIP”), to become effective upon shareholder approval, which will upon effectiveness replace the current  PG&E Corporation 2006 Long-Term Incentive Plan (the “2006 LTIP”);

WHEREAS, the 2014 LTIP provides that (1) Employees, Directors, and Consultants (as such terms are defined in the 2014 LTIP) are eligible to receive discretionary awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other types of stock-based awards, and (2) Non-employee Directors (as such term is defined in the 2014 LTIP) are eligible to receive automatic awards at the time and containing the terms specified in Section 7 of the 2014 LTIP; and

WHEREAS, the Board of Directors has determined that it is in the best interests of this corporation and its shareholders to approve the 2014 LTIP in order to continue to (1) provide long-term incentives to further align shareholders’ and officers’ interests, and focus employees, directors, and consultants on enhancing total return for shareholders, and (2) attract, retain, and motivate employees and consultants with the necessary mix of skills and experience for the development and successful operation of this corporation’s business;

NOW, THEREFORE, BE IT RESOLVED that the 2014 LTIP is hereby approved and adopted substantially in the form as presented at this meeting subject to, and to become effective upon, approval by the shareholders; and

BE IT FURTHER RESOLVED that (1) 17 million shares of this corporation’s common stock (“Shares”) less the number of Shares covered by awards granted under the 2006

LTIP after December 31, 2013 but prior to the effective date of the 2014 LTIP are hereby reserved for issuance pursuant to the 2014 LTIP, (2) Shares recycled from the 2006 LTIP and 2014 LTIP in accordance with Section 4.1 of the 2014 LTIP shall be available for issuance under the 2014 LTIP, and (3) the determination as to whether Shares shall be deemed to have been issued pursuant to the 2014 LTIP shall be made in accordance with Section 4.1 of the 2014 LTIP; and

BE IT FURTHER RESOLVED that the 2014 LTIP shall be submitted for approval by this corporation’s shareholders at the corporation’s 2014 annual meeting of shareholders, or any adjournment or postponement thereof, and the appropriate officers of this corporation are hereby authorized and directed to solicit proxies from this corporation’s shareholders to vote such shareholders’ shares at the annual meeting in favor of the 2014 LTIP; and

BE IT FURTHER RESOLVED that the 2014 LTIP shall become effective upon having been duly approved by this corporation’s shareholders at the annual meeting; and

BE IT FURTHER RESOLVED that the 2006 LTIP shall be terminated upon effectiveness of the 2014 LTIP (except that awards granted under the 2006 LTIP will generally be considered to be governed by their terms including those set forth in the 2006 LTIP); and

BE IT FURTHER RESOLVED that, provided that the 2014 LTIP has been approved by shareholders, the Board of Directors hereby authorizes the Committee and its subcommittee formed to exempt awards from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, as applicable, (1) to administer the 2014 LTIP and to exercise those powers specified in Section 3.5 of the 2014 LTIP, and (2) to determine all questions of interpretation of the 2014 LTIP or of any award, which determinations shall be final and binding upon all persons having an interest in the 2014 LTIP or such award; provided that, with respect to participation by Insiders (as such term is defined in the 2014 LTIP), the 2014 LTIP shall be administered in compliance with the requirements, if any, of Securities and Exchange Commission (“SEC”) Rule 16b-3 if at the time any class of equity security of this corporation is registered pursuant to Section 12 of the Securities Exchange Act of 1934; and

BE IT FURTHER RESOLVED that, provided that the 2014 LTIP has been approved by shareholders, the Board of Directors hereby delegates to the Chief Executive Officer of this corporation the authority to grant awards to an Employee (as such term is defined in the 2014 LTIP) who is not an Insider and who is receiving a salary below the level which requires approval by the Committee, provided that (1) the Chief Executive Officer is then a member of the Board of Directors of this corporation, and (2) the terms of such awards conform to guidelines and limits established by the Committee; and

BE IT FURTHER RESOLVED that, following shareholder approval of the 2014 LTIP, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare, execute personally or by attorney, in the name and on behalf of this corporation, and file one or more registration statements or amended registration statements with the Securities and Exchange Commission (the “ SEC”) to register the offer and sale of the Shares pursuant to the 2014 LTIP and the termination of the 2006 LTIP, consistent with the above resolutions and the terms of such plans; and

BE IT FURTHER RESOLVED that, following shareholder approval of the 2014 LTIP, the appropriate officers and counsel of this corporation are hereby authorized and directed to prepare and file one or more listing applications with respect to the Shares with the New York Stock Exchange and any other exchange which such officers deem appropriate or necessary; and

BE IT FURTHER RESOLVED that forms of award agreements substantially in the form currently used under the 2006 LTIP are hereby approved for use with the 2014 LTIP with such changes deemed necessary or advisable by the Committee and/or the appropriate officers and counsel of this corporation;

BE IT FURTHER RESOLVED that EILEEN O. CHAN, LINDA Y.H. CHENG, WONDY S. LEE, and ERIC MONTIZAMBERT are hereby authorized, jointly and severally, to sign on behalf of this corporation one or more registration statements, and any and all amendments and supplements thereto, and to do any and all acts necessary to satisfy the requirements of the Securities Act of 1933 and the regulations of the SEC adopted pursuant thereto with regard to the filing of said registration statement(s), and amendments and supplements, and the offer and sale of the Shares pursuant to the 2014 LTIP; and

BE IT FURTHER RESOLVED that the officers and counsel of this corporation are hereby authorized and directed to take such action and execute such agreements and documents on behalf of this corporation as may in their judgment be necessary or appropriate to carry out this resolution.

I, LINDA Y.H. CHENG, do hereby certify that I am Vice President, Corporate Governance and Corporate Secretary of PG&E CORPORATION, a corporation organized and existing under the laws of the State of California; that the above and foregoing is a full, true, and correct copy of a resolution which was duly adopted by the Board of Directors of said corporation at a meeting of said Board which was duly and regularly called and held on February 19, 2014; and that this resolution has never been amended, revoked, or repealed, but is still in full force and effect.

WITNESS my hand and the seal of said corporation hereunto affixed this 9th day of May, 2014.

LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary
PG&E CORPORATION

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